                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                         OF THE SECURITIES ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                             W. P. CAREY & CO. LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                             W. P. CAREY & CO. LLC
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined)

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:
----------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

        ------------------------------------------------------------------------

[WPCAREY LOGO]

                                                                  April 30, 2002

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, JUNE 11, 2002

Dear W. P. Carey & Co. LLC Shareholder:

     On Tuesday, June 11, 2002, W. P. Carey & Co. LLC will hold its 2002 annual meeting of the Shareholders at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York. The meeting will begin at 10:30 a.m.

     We are holding this meeting:

     - To elect three Class II directors, each to hold office for a three year term and until their respective successors are elected and qualified.

     - To consider and vote upon a proposal to approve an amendment to the 1997 Listed Share Incentive Plan to increase the number of shares eligible for issuance from 2,600,000 to 6,200,000 shares.

     - To transact such other business as may properly come before the meeting.

     Only shareholders who owned stock at the close of business on March 29, 2002 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed this Proxy Statement, proxy and its Annual Report to Shareholders on or about April 30, 2002.

                                          By Order of the Board of Directors

                                          /s/ Susan C. Hyde

                                          SUSAN C. HYDE
                                          Secretary

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. YOU CAN VOTE YOUR SHARES BY USING THE TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS FOR USING THESE SERVICES ARE SET FORTH ON THE ENCLOSED PROXY. YOU MAY ALSO VOTE YOUR SHARES BY MARKING YOUR VOTES ON THE ENCLOSED PROXY, SIGNING AND DATING IT AND MAILING IT IN THE BUSINESS REPLY ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             W. P. CAREY & CO. LLC
                            ------------------------

                                PROXY STATEMENT

                                 APRIL 30, 2002
                            ------------------------

                              QUESTIONS & ANSWERS

WHO IS SOLICITING MY PROXY?

We, the directors of W. P. Carey & Co. LLC, are sending you this Proxy Statement and enclosed proxy.

WHO IS ENTITLED TO VOTE?

W. P. Carey & Co. LLC's shareholders as of the close of business March 29, 2002 (the "Record Date") are entitled to vote at the annual meeting.

HOW DO I VOTE?

You may vote your shares either by attending the annual meeting, by telephone, through the Internet, or by completing the enclosed proxy card. To vote by telephone, call the specially designated telephone number set forth on the enclosed proxy card. To vote through the Internet, use the Internet voting site listed on the enclosed proxy card. To vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy but fail to mark your voting preference, your shares will be voted FOR each of the nominees. We suggest that you return a proxy even if you plan to attend the meeting.

MAY I REVOKE MY PROXY?

Yes, you may revoke your proxy at any time before the meeting by voting in person, notifying W. P. Carey & Co. LLC's Secretary, or submitting a new proxy. The mailing address is 50 Rockefeller Plaza, New York, New York 10020. You should mail your notice of revocation of proxy to that address.

HOW MANY SHARES MAY VOTE?

At the close of business on the Record Date, March 29, 2002, W. P. Carey & Co. LLC had 35,342,084 listed shares outstanding and entitled to vote. Every shareholder is entitled one vote for each share held.

WHAT IS A "QUORUM?"

A "quorum" is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the meeting. There must be a quorum for the meeting to be held. A nominee must receive the affirmative vote of a majority of the votes cast at the meeting to be elected to the board.

HOW WILL VOTING ON SHAREHOLDER PROPOSALS BE CONDUCTED?

We do not know of other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the annual meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment.

WHO WILL PAY THE COST FOR THIS PROXY SOLICITATION AND HOW MUCH WILL IT COST?

W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiary, Carey Asset Management Corp. (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies, but if sufficient proxies are not returned to us, we may retain an outside firm to assist in proxy solicitation for a fee estimated not to exceed $7,500, plus out-of-pocket expenses. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING DUE?

We must receive any proposal which a shareholder intends to present at W. P. Carey & Co. LLC's 2003 annual meeting of shareholders no later than December 15, 2002 in order to be included in the Proxy Statement and form of proxy relating to that meeting.

References in this Proxy Statement to W. P. Carey & Co. LLC refer to W. P. Carey & Co. LLC and its subsidiaries.

     W. P. CAREY & CO. LLC WILL PROVIDE SHAREHOLDERS, WITHOUT CHARGE, A COPY OF
W. P. CAREY & CO. LLC'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES ATTACHED THERETO, UPON WRITTEN REQUEST TO MS. SUSAN C. HYDE, DIRECTOR OF INVESTOR RELATIONS, AT W. P. CAREY & CO. LLC, 50 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10020.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     W. P. Carey & Co. LLC has a classified Board of Directors currently consisting of two Class I directors, three Class II directors and four Class III directors, who will serve until the annual meetings of shareholders to be held in 2004, 2002 and 2003, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

     Nominees for election as Class II directors are Francis J. Carey, Eberhard Faber, IV and George E. Stoddard. If elected, the nominees will serve as directors until the annual meeting of W. P. Carey & Co. LLC in 2005, and until their successors are elected and qualified. Unless otherwise specified, proxies will be voted for the election of the named nominees. If a nominee is unavailable for election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. No circumstances are presently known that would render the nominees unavailable. Each of the nominees are now members of the Board of Directors.

     Detailed information on each member of the Board of Directors, including each Class II nominee to be elected at the meeting, is provided below.

CLASS II DIRECTOR NOMINEES TO SERVE UNTIL THE YEAR 2005

FRANCIS J. CAREY
AGE: 76

     Mr. Carey was elected in 2000 as Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of W. P. Carey & Co. LLC. Mr. Carey served as Chairman, Chief Executive Officer and a Director of Carey Diversified LLC from 1997 to 2000. From 1987 to 1997, Mr. Carey held various positions with affiliates of W. P. Carey & Co., Inc., including President of W. P. Carey & Co., Inc., and President and Director of CPA(R):10, CIP(R) and CPA(R):12. Mr. Carey also served as Director of W. P. Carey & Co., Inc. from its founding in 1973 until 1997. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally and a member of the executive committee of Reed Smith LLP, counsel for W. P. Carey & Co. LLC. He served as a member of the executive committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and is a former chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has also served as a member of the Board of Trustees and executive committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and has served on the Business Advisory Council of the Business Council for the United Nations since 1994. He holds A.B. and J.D. degrees from the University of Pennsylvania and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the brother of Wm. Polk Carey.

EBERHARD FABER, IV
AGE: 65

     Mr. Faber was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and is currently Chairman of the Board of Kings College. Mr. Faber held various posts with Eberhard Faber Inc., serving as Chairman and CEO from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee. Currently, he is Chairman of the Board of Citizen's Voice Newspaper, is a member of the advisory board of PNC Bank, N.A., where he served as a Director from 1994 to 1998, Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation, and a Borough Councilman of Bear Creek Village. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian, and was a Fulbright Scholar and teaching fellow at the University of Caen in France.

GEORGE E. STODDARD
AGE: 85

     Mr. Stoddard was appointed to the Board of Directors of W. P. Carey & Co. LLC in 2000 and serves as Chairman of the Investment Committee. From 1979 to 2000, Mr. Stoddard was Chairman of the Investment Committee of W. P. Carey & Co., Inc. Mr. Stoddard was until 1979 officer-in-charge of the Direct Placement Department of The Equitable Life Assurance Society of the United States ("Equitable"), with responsibility for all activities related to Equitable's portfolio of corporate investments acquired through direct negotiation. Mr. Stoddard was associated with Equitable for over 30 years. He holds an A.B. degree from Brigham Young University, an M.B.A. from Harvard Business School and an LL.B. from Fordham University Law School. Mr. Stoddard is also a director of CIP(R), CPA(R):12, CPA(R):14 and CPA(R):15, and was a director of CPA(R):10 prior to its merger with CIP(R).

CLASS I DIRECTORS CONTINUING TO SERVE UNTIL THE YEAR 2004

GORDON F. DUGAN
AGE: 35

     Mr. DuGan, President and Chief Acquisitions Officer of W. P. Carey & Co. LLC, joined W. P. Carey & Co. as Assistant to the Chairman in 1988 and in 1995 was elevated to Senior Vice President in the Acquisitions Department. From October 1995 until February 1997 he was Chief Financial Officer of Superconducting Core Technologies, Inc., a Colorado-based wireless communications equipment manufacturer. Mr. DuGan rejoined W. P. Carey & Co. as Deputy Head of Acquisitions in February 1997, and was elected to Executive Vice President and Managing Director in June 1997, and was elevated to President in 1999. Mr. DuGan serves as Vice Chairman of CIP(R), CPA(R):12, CPA(R):14 and CPA(R):15 and as Trustee of the W. P. Carey Foundation. He also serves on the Board of the New York Pops and is a member of the Young Presidents Organization. Mr. DuGan received his B.S. in Economics from the Wharton School at the University of Pennsylvania.

REGINALD WINSSINGER
AGE: 59

     Mr. Winssinger was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998. Mr. Winssinger is founder and Chairman of National Portfolio, Inc.
(NPI), an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He represents the third generation of a respected real estate family in Belgium, which is well known in Europe for its real estate appraisal, construction and management capabilities. He spent ten years at the Winssinger family real estate company in Belgium before coming to the United States in 1979 to expand their investment activity. Over a 20-year period he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. That group has now expanded its activity to the Las Vegas market. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a director of Pierce-Eislen, Inc., and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley.

CLASS III DIRECTORS CONTINUING TO SERVE UNTIL THE YEAR 2003

WM. POLK CAREY
AGE: 71

     Mr. Carey, Chairman of the Board of Directors and Chief Executive Officer of W. P. Carey & Co. LLC, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the executive committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers), head of Real Estate and Private Placements, director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania's Wharton School, Mr. Carey also received his Sc.D. honoris causa from Arizona State University and is a Trustee of The John Hopkins University and of other educational and philanthropic institutions. He served for many years on the Visiting Committee to the Economics Department of the University of Pennsylvania and co-founded with Dr. Lawrence R. Klein the Economics Research Institute at the University. Mr. Carey also serves as Chairman of the Board and Chief Executive Officer of CIP(R), CPA(R):12, CPA(R):14, CPA(R):15 and W. P. Carey International LLC, and was Chairman of the Board and Chief Executive Officer of CPA(R):10 prior to its merger with CIP(R). Mr. Carey is the brother of Francis J. Carey.

DR. LAWRENCE R. KLEIN
AGE: 81

     Dr. Klein was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and is Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. He is a holder of earned degrees from the University of California at Berkeley, the Massachusetts Institute of Technology and Oxford University, and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences, as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including WealthEffect.com, the Federal Reserve Board and the President's Council of Economic Advisers. Dr. Klein joined W. P. Carey & Co., Inc. in 1984 as Chairman of the Economic Policy Committee and as a Director. He also serves as a Trustee of the W. P. Carey Foundation.

CHARLES C. TOWNSEND, JR.
AGE: 74

     Mr. Townsend was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and currently serves as Chairman of its Compensation Committee. Mr. Townsend is an Advisory Director of Morgan Stanley & Co., having held such position since 1979. He is also Chairman of the Board of HTI VoiceSolutions Inc., and a director of Cass County Iron Co. Mr. Townsend was a Partner and a Managing Director of Morgan Stanley & Co. from 1963 to 1978 and served as Chairman of Morgan Stanley Realty Corporation from 1977 to 1982. Mr. Townsend holds a B.S.E.E. from Princeton University and an M.B.A. from Harvard University. Mr. Townsend served as director of CIP(R) and CPA(R):14 until 2000.

DONALD E. NICKELSON
AGE: 70

     Mr. Nickelson is currently Vice-Chairman and Director of Harbour Group Industries Inc., a leveraged buy-out firm. He served as President of PaineWebber Group, an investment banking and brokerage firm, and also serves as Lead Trustee of the Mainstay Mutual Funds Group and as Director of Royalty Pharma, AG, as well as serving on the board of several private companies. Previously, Mr. Nickelson was Chairman of the Board of Omniquip International, Inc., Greenfield Industries and Flair Corporation. He served as Director for Selectide Corporation and Sugen, Inc., biotech companies, as well as Allied Healthcare Products and DT Industries. In addition, he served as Chairman of the Pacific Stock Exchange and Director of the Chicago Board Options Exchange.

                  EXECUTIVE OFFICERS OF W. P. CAREY & CO. LLC

     W. P. Carey & Co. LLC's executive officers are elected annually by the Board of Directors. Detailed information regarding the executive officers who are not directors is set forth below.

JOHN J. PARK
AGE: 37

     Mr. Park is a Managing Director and Chief Financial Officer of W. P. Carey & Co. LLC. Mr. Park became a First Vice President of W. P. Carey & Co. in April 1993 and a Senior Vice President in October 1995. Mr. Park joined W. P. Carey & Co., Inc. as an Investment Analyst in December 1987 and became a Vice President in July 1991. Mr. Park received a B.S. in Chemistry from Massachusetts Institute of Technology in 1986 and an M.B.A. in Finance from the Stern School of New York University in 1991.

W. SEAN SOVAK
AGE: 29

     Mr. Sovak, Managing Director -- Operations and Strategy, joined W. P. Carey & Co. as Assistant to the Chairman in 1994. He previously served as Executive Director in W. P. Carey & Co.'s Acquisitions Department. Mr. Sovak graduated summa cum laude from the University of Pennsylvania's Wharton School, where he concentrated in Finance. Mr. Sovak also serves on the Board of the Wharton Club of New York and serves as President of CPA(R):12.

                         SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares as of the March 29, 2002 record date by each of W. P. Carey & Co. LLC's directors, Chief Executive Officer and the executive officers named in the summary compensation table below. The business address of the individuals listed is 50 Rockefeller Plaza, New York, NY 10020. Wm. Polk Carey beneficially owns 34.42% of the shares and Gordon F. DuGan beneficially owns 1.47% of the shares, respectively, of W. P. Carey & Co. LLC. No other director or officer beneficially owns more than 1% of the shares of W. P. Carey & Co LLC. The directors and all executive officers as a group own approximately 39.6% of the shares.

                                                                AMOUNT OF SHARES
NAME                                                          BENEFICIALLY OWNED(1)    PERCENTAGE
----                                                          ---------------------    ----------
Francis J. Carey(2).........................................          313,815                *
Wm. Polk Carey(3)...........................................       12,267,792            34.42%
Gordon F. DuGan(4)..........................................          522,403             1.47%
Eberhard Faber, IV(5)(6)....................................           20,117                *
Lawrence R. Klein(6)........................................           11,847                *
Donald E. Nickelson(7)......................................           42,775                *
Charles C. Townsend, Jr.(6).................................           14,257                *
Reginald Winssinger(6)......................................           16,442                *
George E. Stoddard(8).......................................           82,773                *
John J. Park(9).............................................          260,241                *
W. Sean Sovak(10)...........................................           73,142                *
All Directors and Executive Officers as a Group (15
  individuals)..............................................       14,119,252            39.62%

---------------
  *  Less than 1%

 (1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares which they are identified as being the beneficial owners.

 (2) The amounts shown include 213,500 shares which Mr. Carey has the right to acquire through the exercise of stock options within 60 days after March 29, 2002 under the 1997 Listed Share Incentive Plan.

 (3) Includes 4,816,332 shares held by W. P. Carey & Co., Inc., 3,505,374 shares held by Carey Property Advisors LP and 55,380 shares held by Carey Fiduciary Advisors, Inc. for which Mr. Carey is deemed to be the beneficial owner. This amount also includes 3,060,750 shares which W. P. Carey & Co., Inc. has the right to acquire through the exercise of stock options. See "Certain Transactions."

 (4) 434,250 of these shares are held pursuant to a compensation arrangement with W. P. Carey & Co. LLC and are subject to the restrictions connected therewith. Includes 49,844 shares which Mr. DuGan has the right to acquire through the exercise of stock options within 60 days after March 29, 2002 under the 1997 Listed Share Incentive Plan.

 (5) Includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary. Does not include 1,090 shares held by the Faber Foundation.

 (6) The amount shown includes 4,000 shares which each of these directors has the right to acquire pursuant to stock options exercisable within 60 days of March 29, 2002 under the W. P. Carey & Co. LLC Non-Employee Director Plan.

 (7) The amount shown includes 28,031 shares which Mr. Nickelson has the right to acquire through the exercise of stock options within 60 days after March 29, 2002 under the Non-Employee Director Plan. Also includes 2,912 shares held by Mr. Nickelson's wife.

 (8) The amounts shown include 16,666 shares which Mr. Stoddard has the right to acquire through the exercise of stock options within 60 days after March 29, 2002 under the 1997 Listed Share Incentive Plan.

 (9) The amounts shown include 19,958 shares which Mr. Park has the right to acquire through the exercise of stock options within 60 days after March 29, 2002 under the 1997 Listed Share Incentive Plan.

(10) The amounts shown include 8,333 shares which Mr. Sovak has the right to acquire through the exercise of stock options within 60 days after March 29, 2002 under the 1997 Listed Share Incentive Plan.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established three committees: (i) the Executive Committee; (ii) the Compensation Committee; and (iii) the Audit Committee.

     - EXECUTIVE COMMITTEE. The Executive Committee may authorize the execution of contracts and agreements, including those related to the borrowing of money by W. P. Carey & Co. LLC. The Executive Committee will exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board of Directors and will monitor and advise the board of directors on strategic business planning for W. P. Carey & Co. LLC. There were Executive Committee meetings held during 2001.

     - COMPENSATION COMMITTEE. The Compensation Committee is responsible for assuring that the officers and key management personnel of W. P. Carey & Co. LLC are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee reviews annually the compensation and allowances for directors as recommended by management, reviews and approves distribution of incentive compensation or bonuses and the design of any new supplemental compensation program and reviews and approves the number of shares, price per share and period of duration for stock grants under any approved share incentive plan. There were two Compensation Committee meetings held during 2001.

     - AUDIT COMMITTEE. The Audit Committee has been established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of W. P. Carey & Co. LLC's internal accounting controls. There were seven Audit Committee meetings held during 2001.

     The Board of Directors does not have a standing nominating committee.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

     There were four board meetings held in 2001. No incumbent director attended less than 75% of the total number of board meetings held in 2001.

                       BOARD COMMITTEE MEMBERSHIP ROSTER

NAME                                                          EXECUTIVE    COMPENSATION    AUDIT
----                                                          ---------    ------------    -----
Wm. Polk Carey..............................................      X
Francis J. Carey............................................      X*
Gordon F. DuGan.............................................      X
Charles C. Townsend, Jr. ...................................                    X*
Eberhard Faber, IV..........................................                    X            X
Donald E. Nickelson.........................................                    X            X*
Reginald Winssinger.........................................                                 X

---------------
* Chairman of Committee

COMPENSATION OF THE BOARD OF DIRECTORS

     W. P. Carey & Co. LLC pays its directors who are not its officers fees for their services as directors. Such directors receive annual compensation of $41,000, and $1,000 in cash for attending each quarterly meeting. The annual compensation is paid with a retainer of $16,000 payable quarterly in cash, and $25,000 in the form of restricted shares or options to purchase shares. Messrs. Townsend and Nickelson each receive an additional

$5,000 for serving as the Chairman of the Compensation and Audit Committees, respectively. Officers or employees of W. P. Carey & Co. LLC or its subsidiaries who are directors are not paid any director fees.

     The Non-Employee Directors' Plan authorizes the issuance of up to 300,000 shares. Each independent director is eligible to receive quarterly an award of options to purchase shares or restricted shares. Awards may be made on each April 1, July 1, October 1 and January 1 (each date, a "Quarterly Award Date") during the term of the Non-Employee Directors' Plan. As part of the compensation described above, each independent director may receive in lieu of restricted shares, on each Quarterly Award Date on which he is a member of the board of directors, the number of options to purchase shares or restricted shares having a fair market value on that date that as nearly as possible equals, but does not exceed $6,250.

EXECUTIVE COMPENSATION

     All management functions of W. P. Carey & Co. LLC are provided by its wholly-owed subsidiary, Carey Asset Management Corp. All policy making functions are carried out by executive officers of Carey Asset Management Corp. who hold the same titles as officers of W. P. Carey & Co. LLC. The following tables set forth the compensation earned by and option information relating to Mr. Wm. Polk Carey, W. P. Carey & Co. LLC's Chief Executive Officer during 2001 and the four next highest paid executive officers who performed policy making functions for
W. P. Carey & Co. LLC during 2001.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                     ------------------------------
                                         ANNUAL COMPENSATION                             SECURITIES
                                     ----------------------------    RESTRICTED STOCK    UNDERLYING
                                     YEAR     SALARY      BONUS         AWARDS(1)        OPTIONS(#)
                                     ----    --------    --------    ----------------    ----------
Wm. P. Carey.......................  2001    $250,000    $250,000       $       --        182,725
  Chairman & Chief Executive         2000     125,000           0          202,000        150,000
  Officer(2)
Francis J. Carey...................  2001    $250,000    $165,000       $  460,000             --
  Vice Chairman and Former Chief     2000     275,000     172,300          254,700        150,000
  Executive Officer                  1999     300,000     102,738          345,262        150,000
Gordon F. DuGan....................  2001    $200,000    $793,600       $       --         75,000
  President(2)                       2000      87,500     538,500        1,261,676         99,689
George E. Stoddard.................  2001    $250,000    $300,000       $  230,000             --
  Chief Investment Officer(2)        2000     100,000     125,000        1,012,500         25,000
W. Sean Sovak......................  2001    $200,000    $500,000       $   92,000         40,000
  Managing Director(2)               2000     100,000     464,336          843,750         16,667

---------------
(1) On April 1, 2002, Francis J. Carey received a grant of restricted shares as part of his annual compensation for 2001. On April 1, 2002, the closing price of W. P. Carey & Co. LLC's Listed Shares was $23.00 per share. The restricted shares vest ratably over a four year period. The transferability of these shares is restricted and they are eligible to receive dividends.

(2) Salary and bonus amounts for 2000 have been prorated for the six months after which the Company acquired the advisory operations of Carey Management LLC.

                      OPTIONS GRANTED IN FISCAL YEAR 2001

                                    PERCENT OF                                 POTENTIAL REALIZABLE VALUE
                                   TOTAL OPTIONS                                 AT ASSUMED ANNUAL RATE
                                    GRANTED TO     EXERCISE                    OF SHARE PRICE APPRECIATION
                         OPTIONS   EMPLOYEES IN    PRICE PER    EXPIRATION     ---------------------------
                         GRANTED    FISCAL YEAR      SHARE         DATE             5%            10%
                         -------   -------------   ---------   -------------   ------------   ------------
Wm. Polk Carey(1)......  182,725       20.3%        $23.00     April 1, 2012    $2,643,040     $6,697,982
Francis J. Carey.......        0
Gordon F. DuGan(1).....   75,000        8.3          23.00     April 1, 2012     1,084,843      2,749,205
George E. Stoddard.....        0
W. Sean Sovak(1).......   90,000        4.4          23.00     April 1, 2012       578,583      1,466,243

---------------
(1) The options are exercisable for one-third of the covered shares on each of April 2003, April 2004 and April 2005.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                       AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                              OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
Wm. Polk Carey.............................     50,000         100,000        $247,000       $  494,000
Francis J. Carey(1)........................    113,500         250,000         363,200        1,411,000
Gordon F. DuGan(2).........................        -0-         100,689            None        1,561,686
George E. Stoddard.........................      8,333          16,667          57,914          115,836
W. Sean Sovak(3)...........................        -0-          16,667            None          115,836

---------------
(1) Francis J. Carey exercised options to purchase 50,000 shares for a price of $16.50 per share during fiscal year 2001.

(2) Gordon F. DuGan exercised options to purchase 48,844 shares for a price of $7.69 per share during fiscal year 2001.

(3) W. Sean Sovak exercised options to purchase 8,333 shares for a price of $16.25 per share during fiscal year 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised entirely of non-employee directors and is responsible for acting on behalf of the Board with respect to (i) general compensation and benefit practices of W. P. Carey & Co. LLC, (ii) reviewing and making recommendations to the board of directors of salaries and other compensation actions for Wm. Polk Carey, Francis J. Carey, George E. Stoddard and Gordon F. DuGan, and (iii) adopting, administering and approving or recommending the approval by the Board of Directors of awards under annual and long-term incentive compensation plans.

  Compensation Philosophy

     The Compensation Committee is committed to a compensation philosophy that rewards employees on the basis of W. P. Carey & Co. LLC's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining individual financial and qualitative performance objectives. W. P. Carey & Co. LLC's compensation program is designed to:

     - Attract, motivate, reward and retain highly qualified executives.

     - Align shareholder and employee interests.

     - Reward long-term career contributions to W. P. Carey & Co. LLC.

     - Emphasize the variable portion of total compensation (cash and stock) as an individual's level of responsibility increases.

     - Provide fully competitive compensation opportunities consistent with performance.

     - Encourage teamwork.

     During 2001, the Compensation Committee conducted a review of W. P. Carey & Co. LLC's executive compensation programs, assessing the effectiveness of the programs and relative competitiveness versus identified companies of similar size and business characteristics to W. P. Carey & Co. LLC. This comparable group included companies from both the real estate investment trust and diversified financial marketplace representing the most direct competitors for executive talent.

  Key Elements of Compensation

     The key elements of W. P. Carey & Co. LLC's executive compensation program are base salary, employee benefits, annual bonus and long-term stock incentives. As an executive's level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements is intended to reflect industry practices as well as the executive's role and relative impact on the business. The Compensation Committee believes that company performance should be measured on the basis of both quantitative and qualitative assessments. Quantitative measures include performance in areas such as growth in funds from operations (FFO), net operating income growth, operating margins, return on invested capital and market value. Qualitative measures include performance in the areas such as asset quality, asset management, risk management and tenant retention. These quantitative and qualitative measures are not formally weighted for purposes of determining salaries or incentive awards.

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option and restricted stock grants under the W. P. Carey & Co. LLC 1997 Listed Share Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation.

                                          Submitted by the Compensation
                                          Committee:

                                          Charles C. Townsend, Jr., Chairman
                                          Eberhard Faber, IV
                                          Donald E. Nickelson

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC's fiscal 2001 audited financial statements.

     The Committee has reviewed and discussed the audited financial statements with the management of W. P. Carey & Co. LLC. The directors who serve on the Audit Committee are all "independent" as defined in the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to W. P. Carey & Co. LLC that may interfere with our independence from W. P. Carey & Co. LLC and its management.

     The Committee has discussed with the independent auditors, PricewaterhouseCoopers, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard

No. 1 and has discussed with the auditors the auditors' independence from W. P. Carey & Co. LLC and, based on review and discussions of the audited financial statements of W. P. Carey & Co. LLC with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Board of Directors has adopted a formal written charter for the Audit Committee.

                                          Submitted by the Audit Committee:

                                          Donald E. Nickelson, Chairman
                                          Eberhard Faber, IV
                                          Reginald Winssinger

INDEPENDENT AUDITORS FEES

     The aggregate fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for professional services rendered for the audit of
W. P. Carey & Co. LLC's fiscal 2001 financial statements included in the Annual Report on Form 10-K and the review of the financial statements included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 were $174,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No services were performed by, or fees billed for the professional services rendered by, PricewaterhouseCoopers LLP in connection with financial information systems design and implementation projects for the year ended December 31, 2001.

ALL OTHER FEES

     Fees billed for other services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2001 were $27,000 for audit related services and $964,000 for non-audit related services. Audit related services include an audit of a subsidiary broker-dealer, fees for consents and review of registration statements. Non-audit related services represent fees for tax compliance and consultation.

     The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining
PricewaterhouseCoopers LLP's independence.

                               PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative shareholder returns for
W. P. Carey & Co. LLC as compared with the S&P 500 Stock Index and the National Association of Real Estate Investment Trusts (NAREIT) Index.

                                 4 YEAR RETURN
[PERFORMANCE LINE GRAPH]

                                                           WPC                       S&P 500                  NAREIT INDEX
                                                           ---                       -------                  ------------
01/01/98                                                100.0000                    100.0000                    100.0000
12/31/98                                                106.7080                    128.5800                     82.4978
12/31/99                                                100.8800                    155.6200                     78.6864
12/31/00                                                119.2150                    139.8400                     99.4324
12/31/01                                                165.6300                    122.7500                    113.2900

                              CERTAIN TRANSACTIONS

AMOUNTS PAID TO W. P. CAREY & CO. LLC FROM AFFILIATES

     In connection with the acquisition of the operations of Carey Management LLC in June 2000, the purchase agreement provides for a total of 2,000,000 shares to be issued over four years if certain performance criteria are achieved. During 2002, 500,000 shares were issued in connection with W. P. Carey & Co. LLC meeting the performance criteria for the applicable period ended during 2001. To date, 1,000,000 of the 2,000,000 possible shares have been earned and paid.

     Effective January 1, 2001, W. P. Carey & Co. LLC acquired the remaining minority interests in the CPA(R) Partnerships from Wm. Polk Carey by issuing 151,964 shares at $18.50 per share ($2,811,334). The acquisition price was determined pursuant to an independent valuation of the CPA(R) Partnerships as of December 31, 2000.

     W. P. Carey & Co. LLC earns fees as the Advisor to the four affiliated CPA(R) REITs, Carey Institutional Properties Incorporated, Corporate Property Associates 12 Incorporated, Corporate Property Associates 14 Incorporated and Corporate Property Associates 15 Incorporated (and Corporate Property Associates 10 prior to its merger with Carey Institutional Properties Incorporated). Under the advisory agreements with the CPA(R) REITs, W. P. Carey & Co. LLC performs services related to the day-to-day management of the CPA(R) REITs and transaction-related services. In addition, W. P. Carey & Co. LLC's broker-dealer subsidiary earns fees in connection with the on-going "best efforts" public offerings of CPA(R):15. W. P. Carey & Co. LLC earns an asset management fee of 1/2 of 1% per annum of Average Invested Assets, as defined in the Agreements, for each CPA(R) REIT and, based upon certain performance criteria for each CPA(R) REIT, may be entitled to receive a performance fee of 1/2 of 1% of Average Invested Assets. W. P. Carey & Co. LLC is reimbursed for the cost of personnel provided for the administration of the CPA(R) REITs. For the twelve-month period ended December 31, 2001, asset-based fees and reimbursements earned were $29,751,000. For the twelve-month period ended December 31, 2001, W. P. Carey & Co. LLC earned transaction fees of $17,160,000 in connection with structuring and negotiating real estate acquisitions and mortgage financing for the CPA(R) REITs.

AMOUNTS PAID/PAYABLE TO THE GENERAL PARTNERS

     In connection with the merger of the nine CPA(R) Partnerships, W. P. Carey & Co., Inc., a company controlled by Wm. Polk Carey, and affiliates (collectively, the "General Partners") received a subordinated fee of $4,422,000, measured based upon the cumulative proceeds arising from the sale of the CPA(R) Partnerships' assets (with the exception of CPA(R):5). The General Partners were entitled to this payment if the Limited Partners received a return of their initial investment in the partnership plus a cumulative return of varying percentages depending on the particular CPA(R) Partnership. Each CPA(R) Partnership (with the exception of CPA(R):5), was deemed to satisfy the required return based on the trading price of W. P. Carey & Co. LLC after the consolidation. W. P. Carey & Co., Inc. received a subordinated fee in connection with CPA(R):5 of $1,423,000 because the closing price of the shares exceeded $23.11 for five consecutive days in December 2001.

LIVHO, INC. TRANSACTION

     In connection with the consolidation, W. P. Carey & Co. LLC obtained a hotel in Livonia, Michigan which was not subject to a lease. W. P. Carey & Co. LLC would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, W. P. Carey & Co. LLC leased the hotel to Livho Inc., a corporation wholly-owned by Francis J. Carey, its chairman, pursuant to a two-year lease. Livho Inc. paid $2,608,000 in rent in 2001. Livho, Inc.'s net income for 2001 was $269,388. Francis J. Carey, as sole shareholder, did not receive a dividend payment from Livho, as excess cash flow was applied to rental arrearages due to
W. P. Carey & Co. LLC. It is not anticipated that Livho will pay any dividends until such rental arrearage, which totaled $414,296 as of December 31, 2001, is paid in full.

OTHER TRANSACTIONS

     During 2001, W. P. Carey & Co. LLC purchased a 10% equity interest in W. P. Carey International LLC, ("WPCI") an affiliate, in consideration for issuing a promissory note in the amount of $1,000,000. The promissory note bears interest of 9.26% per annum, matures on December 31, 2003 and will be satisfied with 54,765 shares of W. P. Carey & Co. LLC. WPCI is an investment banking firm that structures net lease transactions outside of the United States of America. The remaining 90% equity interest in WPCI is owned by Wm. Polk Carey.

                                  PROPOSAL TWO

                 AMENDMENT TO 1997 LISTED SHARE INCENTIVE PLAN

     You are being asked to approve an amendment to the 1997 Listed Share Incentive Plan to increase the number of shares eligible for issuance from 2,600,000 shares to 6,200,000 shares. This increase is necessary to allow for the granting of awards under the Plan to employees, officers and directors of W.
P. Carey & Co. LLC. The Compensation Committee has recommended and the Board of Directors has approved the increase of shares eligible under the Plan.

     The Plan was approved for the purpose of attracting and retaining executive officers, directors and employees. The Plan is administered by the Compensation Committee of the Board of Directors or its delegate. The Compensation Committee may not delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended.

     Officers and other employees of W. P. Carey & Co. LLC and its affiliates generally are eligible to participate in the Plan. The Compensation Committee selects the individuals who will participate in the Plan ("Participants").

     If amendment to the Plan is approved by the shareholders, the Compensation Committee will be authorized to issue up to a total of 6,200,000 Listed Shares (including 2,600,000 shares previously issued and the recommended issuance of 434,060 shares that is subject to the approval of the amendment of the Plan ). The Plan provides for the grant of (i) share options which may or may not qualify as incentive stock options under Section 422 of the Internal Revenue Code, (ii) performance shares, (iii) dividend equivalent rights, issued alone or in tandem with options, and (iv) restricted shares, which are contingent upon the attainment of performance goals or subject to vesting requirements or other restrictions. The Compensation Committee prescribes the conditions which must occur for restricted shares or performance shares to vest and incentive awards to be earned.

     In connection with the grant of options under the Plan, the Compensation Committee determines the option exercise period and any vesting requirements. The initial options granted under the Plan have 10-year terms and will become exercisable for one-third of the covered shares (disregarding fractional shares, if any) on the first and second anniversaries of the date of grant and, for the balance of the shares, on the third anniversary of the date of grant subject to acceleration of vesting upon a change in control of W. P. Carey & Co. LLC (as defined in the Plan). An option may be exercised for any number of whole shares less than the full number for which the option could be exercised. A Participant has no rights as a shareholder with respect to shares subject to his or her option until the option is exercised. Any shares subject to options which are forfeited (or expire without exercise) pursuant to the vesting requirement or other terms established at the time of grant will again be available for grant under the Plan. The exercise price of options granted under the Plan may not be less than the fair market value of the shares on the date of grant. Payment of the exercise price of an option granted under the Plan may be made in cash, cash equivalents acceptable to the Compensation Committee or, if permitted by the option agreement, by exchanging shares having a fair market value equal to the option exercise price.

     As of the date of this proxy solicitation statement, options for 2,309,489 shares (of which 643,617 shares are currently eligible for exercise) and 701,340 restricted shares were granted, subject to amendment of the Plan, for officers, directors and employees of W. P. Carey & Co. LLC pursuant to the Plan. No further grants under the Plan have been approved by the Compensation Committee as of the date of this proxy statement.

     No options, dividend equivalent rights, restricted shares or performance shares may be granted under the Plan after December 31, 2006. The board may amend or terminate the Plan at any time, but an amendment will not become effective without shareholder approval if the amendment materially (i) increases the number of shares that may be issued under the Plan (other than an adjustment or automatic increase described above), (ii) changes the eligibility requirements or (iii) increases the benefits that may be provided under the Plan. No amendment will affect a Participant's outstanding award without the Participant's consent.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of its records and written representations, W. P. Carey & Co. LLC believes that during 2001, its officers and directors complied with the beneficial ownership reporting requirements of the Securities Exchange Act.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     From our inception, we have engaged the firm of PricewaterhouseCoopers LLP as our independent public accountants. We have selected PricewaterhouseCoopers LLP as auditors for 2002. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to questions.

                                 REVOCABLE PROXY
                              W. P. CAREY & CO. LLC

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 11, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of W. P. Carey & Co. LLC appoints John J. Park and Claude Fernandez, and each of them, with full power of substitution, as proxy to vote all Listed Shares of the undersigned in W. P. Carey & Co. LLC at the Annual Meeting of shareholders to be held on June 11, 2002 and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting, upon the following matters:

1.   Election of Class II Directors for the Three-Year Term Expiring in 2005

     [ ]  FOR all nominees listed below              [ ]  WITHHOLD AUTHORITY
          (except as marked to the contrary below)        (to vote for all
                                                          nominees listed below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line though the nominee's name in the list below)



          Francis J. Carey     Eberhard Faber, IV     George E. Stoddard

2.   To amend the 1997 Listed Share Incentive Plan

3. Such other matters as may properly come before the meeting at the discretion of the proxy holders.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR THE NOMINATED DIRECTORS, (2) FOR OR AGAINST ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY HOLDER.

                                           Dated:                         , 2002
                                                  ------------------------


                                           -------------------------------------
                                           Signature of Shareholder


                                           -------------------------------------
                                           Signature of Shareholder

                                           SIGNATURE(S) MUST CORRESPOND EXACTLY
                                           WITH NAME(S) AS IMPRINTED HEREON.
                                           When signing in a representative
                                           capacity, please give title. When
                                           shares are held jointly, only one
                                           holder need sign